Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

November 21, 2019

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703

Re:	BioCryst Pharmaceuticals, Inc.
Registration Statement on Form S-3 (File No. 333-221421)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-221421, as amended (the “Registration Statement”) of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of pre-funded warrants (the “Warrants”) to purchase up to an aggregate of 11,764,706 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock,” and such shares issuable upon exercise of the Warrants, the “Warrant Shares”).  The Warrants will be issued pursuant to the Securities Purchase Agreement, dated November 19, 2019 (the “Purchase Agreement” and together with the Warrants, the “Documents”), among the Company, 667, L.P. and Baker Brothers Life Sciences, L.P.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of forms of the Warrants, specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have assumed without independent investigation that the Exercise Price (as defined in the Warrants) will not be adjusted to an amount, on a per-share basis, less than the par value of the Common Stock.

BioCryst Pharmaceuticals, Inc.
November 21, 2019

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.         The Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.         The Warrant Shares, when issued upon exercise of the Warrants in accordance with their terms, for the additional consideration specified therein, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A.        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law.  This opinion is limited to the effect of the current state of the laws of the State of New York, the Delaware General Corporation Law and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.        The opinion above with respect to the Warrants is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law, and (iii) the provisions of Article SIXTH of the Third Restated Certificate of Incorporation of the Company, as amended.

C.        We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision in any Document waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

BioCryst Pharmaceuticals, Inc.
November 21, 2019

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP